Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We hereby consent to the incorporation of our report dated August 21, 2024 in the Registration Statement on Form F-1, under the Securities Act of 1933 with respect to the combined balance sheets of HomesToLife Ltd and its subsidiaries (collectively referred to as the “Company”) as of December 31, 2023, 2022 and 2021 the related combined statements of operations, changes in shareholders’ equity and cash flows of the Company for each of the years in the three-year period ended December 31, 2023 and the related notes.

/s/ Audit Alliance LLP

Singapore

August 21, 2024